Exhibit 99.1

Final: For Release

Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS AUGUST SALES RESULTS

New York, New York – September 1, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 513 stores, announced today that total net sales for the four-week period ended August 27, 2005 decreased 5.9% to $72.9 million, as compared to $77.5 million in the prior year period.  Comparable store sales decreased 13.4% for the four-week period ended August 27, 2005, compared to a comparable store sales increase of 12.4% in the prior year period.

Total net sales for the thirty-week year-to-date period ended August 27, 2005 increased 4.4% to $597.5 million, as compared to $572.5 million in the prior year period.  Comparable store sales increased 0.2% for the thirty-week period ended August 27, 2005, compared to a comparable store sales increase of 13.9% in the prior year period.

Richard P. Crystal, Chairman and CEO, stated: “While August results were disappointing,  September is a critical month and drives our business in the third quarter.  As we indicated earlier in the month, we expected August comparable store sales to be negative; this was primarily due to reduced sales of summer product, the movement of our City Cash promotion into September and disappointing sales of denim product.  Although sales trends improved slightly towards the latter part of the month, we were unable to drive positive sales with our semi-annual pant event.

“On a positive note, the investments we have made in the jackets, outerwear and casual sweater businesses did start to pay off as all of these categories experienced positive comparable store sales during the month and continue to gain strength.  On the fashion front we continue to build our inventory in gauchos, corset tops and sweater jackets as we move through the month and we remain on track to deliver new fall product in mid-September.”

The Company opened seven new stores in August, including two JasmineSola stores, ending the month with 513 locations and 3.262 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s prerecorded August sales message beginning today, Thursday, September 1, 2005 at 8:30 am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of retail stores.  As of August 27, 2005 the Company operated 513 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.